                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                              DOLLARS IN THOUSANDS
                                                   26 WEEKS                    FISCAL YEARS ENDED
                                                    ENDED     ----------------------------------------------------
                                                   6/25/95    12/25/94   12/26/93   12/27/92   12/29/91   12/30/90
                                                   --------   --------   --------   --------   --------   --------
Earnings Available for Fixed Charges:
    Income before income taxes and extraordinary
      items......................................  $379,229   $782,099   $668,452   $574,280   $502,749   $617,963
    Add interest on indebtedness, excluding
      capitalized interest.......................    22,610     45,624     51,250     50,817     71,057     71,567
    Add portion of rents representative of
      interest factor............................    17,300     35,600     34,300     36,300     37,000     35,300
                                                   --------   --------   --------   --------   --------   --------
    Adjusted Earnings............................  $419,139   $863,323   $754,002   $661,397   $610,806   $724,830
                                                   =========  =========  =========  =========  =========  =========
Fixed Charges:
    Interest on indebtedness, excluding
      capitalized interest.......................  $ 22,610   $ 45,624   $ 51,250   $ 50,817   $ 71,057   $ 71,567
    Capitalized interest.........................       100        563        268      2,440      4,951      5,582
                                                   --------   --------   --------   --------   --------   --------
    Total interest...............................    22,710     46,187     51,518     53,257     76,008     77,149
                                                   --------   --------   --------   --------   --------   --------
    Portion of rents representative of interest
      factor.....................................    17,300     35,600     34,300     36,300     37,000     35,300
                                                   --------   --------   --------   --------   --------   --------
    Fixed Charges................................  $ 40,010   $ 81,787   $ 85,818   $ 89,557   $113,008   $112,449
                                                   =========  =========  =========  =========  =========  =========
Ratio of Earnings to Fixed Charges...............     10.48      10.56       8.79       7.38       5.40       6.44
                                                   =========  =========  =========  =========  =========  =========
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